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                     FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to the Consulting Agreement (the "Agreement") dated January 31, 1999, between Richard L. Wellek, (the "Consultant") and Varlen Corporation ("Company") shall be effective May 14, 1999.

Schedule 2 of the Agreement entitled "Fee Arrangements" shall be deleted and replaced with the attached Revised Schedule 2.

All other provisions of the Agreement shall remain in full force and effect.


Richard L. Wellek                  Varlen Corporation

/s/ Richard L. Wellek              By:  /s/ R. A. Jean
--------------------------            -----------------------------
                                          Raymond A. Jean

                                   Title:  President and Chief Executive
                                           Officer

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                               REVISED SCHEDULE 2

                                Fee Arrangements

In consideration for the Services provided under this Agreement, Consultant will receive a fee paid biweekly at a rate of $250,000 per year.

In the event of a Change in Control, as defined below, the foregoing fee remaining payable under this Agreement shall be accelerated and paid in a lump sum on the date of such Change in Control.

      "Change of Control" means the occurrence of one of the following events:

      (i) if any "person" or "group" as those terms are used in Sections 13(d) or 14(d) of the Exchange Act, other than a Exempt Person, is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

      (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

      (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) following which the Company's chief executive officer and directors retain their positions with the surviving entity (and constitute at least a majority of the surviving entity's board of directors); or

      (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all the Company's assets, other than a sale to an Exempt Person;

      provided, however, that if the approval specified in clause (iii) or clause (iv) above is obtained but such transaction is terminated or abandoned by the parties thereto prior to its effectuation, then, from and after the date of such termination or abandonment, no Change of Control shall be deemed to have occurred by reason of such

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approval; and provided further, that no Change of Control shall be deemed to have occurred by reason of any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), an assignment for the benefit of creditors or an insolvency proceeding under state or local law.